Exhibit 10.3

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. SECTIONS 200.80(b)(4) AND 240.24b-2. [*****] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

PROTON BEAM RADIATION THERAPY LEASE AGREEMENT

THIS PROTON BEAM RADIATION THERAPY LEASE AGREEMENT (“Agreement”) is made and entered into on October 18, 2006, by and between AMERICAN SHARED HOSPITAL SERVICES, a California corporation or its wholly-owned subsidiary whose obligations under this Agreement shall be guaranteed by American Shared Hospital Services (“ASHS”), and ORLANDO REGIONAL HEALTHCARE SYSTEM, INC., a Florida corporation (“HOSPITAL”), with reference to the following facts:

RECITALS

WHEREAS, HOSPITAL desires to lease from ASHS a Clinatron 250 proton beam radiation therapy system, manufactured by Still River Systems, Inc., when available (hereinafter referred to as the "Equipment"); and

WHEREAS, ASHS is willing to lease the Equipment, when available, to HOSPITAL pursuant to the terms and conditions of this Agreement, which Equipment will be acquired by ASHS from Still River Systems, Inc., a Delaware corporation (“Manufacturer”).

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements set forth herein, and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.          Lease. Subject to and in accordance with the covenants and conditions set forth in this Agreement, ASHS hereby leases to HOSPITAL, and HOSPITAL hereby leases from ASHS, the Equipment. The Equipment to be leased to HOSPITAL pursuant to this Agreement shall include the proton beam radiation therapy technology as specified in Exhibit 1, including all hardware and software related thereto.

2.          Term of the Agreement. The initial term of this Agreement (the “Term”) shall commence as of the date hereof and, unless earlier terminated or extended in accordance with the provisions of this Agreement, shall continue for a period of ten (10) years following the date of the performance of the first clinical procedure on the Equipment at the Site (the “First Procedure Date”). HOSPITAL’s obligation to make the rental payments to ASHS for the Equipment described in Section 7 below shall commence as of the First Procedure Date.

3.	User License.

3.1.          HOSPITAL shall apply for and obtain in a timely manner all licenses, permits, approvals, consents and authorizations which may be required by federal, state or local governmental or other regulatory agencies for the development, construction and preparation of the Site, the conduct of acceptance tests with respect to the Equipment, and the use of the Equipment during the Term. Notwithstanding any provision of this Agreement, HOSPITAL shall not be responsible for obtaining FDA approval of the Equipment.

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. SECTIONS 200.80(b)(4) AND 240.24b-2. [*****] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

4.	Delivery of Equipment; Site.

4.1.          ASHS shall coordinate with Manufacturer and HOSPITAL to have the Equipment delivered to HOSPITAL at 1414 Kuhl Avenue, Orlando, Florida, 32806 (the “Site”) on or prior to the delivery date agreed upon by HOSPITAL, ASHS and Manufacturer, which delivery date may be adjusted by the parties depending upon, among other things, the progress of construction at the Site or HOSPITAL’s election to accept a later-manufactured unit (as adjusted, the “Expected Delivery Date”). If, by January 20, 2012, the Equipment has not obtained FDA approval or is not delivered to the Site, and such non-delivery is not due to any fault of HOSPITAL and/or any delays in the construction or improvement of the Site, then, either HOSPITAL or ASHS shall each have the right at their respective option, without penalty or liability to the other party, to terminate this Agreement by giving the other party not less than thirty (30) days’ prior written notice of termination. It is intended that HOSPITAL will receive the second unit of the same type and model of equipment as the Equipment that is currently on order by ASHS from Manufacturer (which is intended to be either the fourth or fifth unit manufactured by the Manufacturer) with an Expected Delivery Date of July 20, 2009 (subject to adjustment as provided above), so long as HOSPITAL is the second party to contract with ASHS for such equipment, otherwise, the order of priority of shipment will be based on HOSPITAL’s order of contracting with ASHS relative to ASHS’s other customers. Notwithstanding the foregoing, ASHS makes no representations or warranties concerning delivery of the Equipment to the Site or the actual date thereof.

4.2.          HOSPITAL, at its cost and expense, shall provide a safe, convenient and properly prepared Site for the Equipment in accordance with Manufacturer’s guidelines, specifications, technical instructions and site planning criteria (which site planning criteria are attached as Exhibit 2) (collectively the “Site Planning Criteria”). The location of the Site shall be subject to the prior approval of ASHS, which approval shall not be unreasonably withheld or delayed. In no event shall the review and approval of the location of the Site take longer than thirty (30) days.

5.	Site Preparations and Installation of Equipment.

5.1.          HOSPITAL, at its cost, expense and risk, shall prepare all plans and specifications required to construct and improve the Site for the installation, use and operation of the Equipment during the Term. The plans and specifications shall comply in all respects with the Site Planning Criteria and with all applicable federal, state and local laws, rules and regulations. All plans and specifications prepared by or on behalf of HOSPITAL (and all material changes thereto following approval by ASHS and Manufacturer) shall be subject to the written approval of ASHS and Manufacturer prior to commencement of construction at the Site. The approvals required by ASHS or the Manufacturer shall not be unreasonably withheld or delayed. HOSPITAL shall provide ASHS and Manufacturer with a reasonable period of time for the review and consideration of all plans and specifications following the submission thereof for approval. In no event shall the review of HOSPITAL’s site plans by ASHS or Manufacturer take longer than thirty (30) days following HOSPITAL’s submission of completed site plans. Following approval of the plans and specifications by ASHS and Manufacturer, HOSPITAL, at its cost and expense, shall obtain all permits, certifications, approvals or authorizations required by applicable federal, state or local laws, rules or regulations necessary to construct and improve the Site for the installation, use and operation of the Equipment.

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. SECTIONS 200.80(b)(4) AND 240.24b-2. [*****] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

5.2.          Based upon the plans and specifications approved by ASHS and Manufacturer, HOSPITAL, at its cost, expense and risk, shall prepare, construct and improve the Site as necessary for the installation, use and operation of the Equipment during the Term, including, without limitation, providing all temporary or permanent shielding for the Equipment, selecting and constructing a proper foundation for the Equipment, aligning the Site for the Equipment, and installing all electrical systems and other wiring required for the Equipment. In connection with the construction of the Site, HOSPITAL, at its cost and expense, shall select, purchase and install all radiation monitoring equipment, devices, safety circuits and radiation warning signs required at the Site in connection with the use and operation of the Equipment, all in accordance with applicable federal, state and local laws, rules, regulations or custom.

5.3.          HOSPITAL, at its cost, expense and risk, shall be responsible for the installation of the Equipment at the Site, including the positioning of the Equipment on its foundation at the Site in compliance with the Site Planning Criteria. The Manufacturer will coordinate the installation and positioning of the Equipment with HOSPITAL, and the schedule for installation and positioning of the Equipment shall be subject to the approval of HOSPITAL, which approval shall not be unreasonably withheld or delayed.

5.4.          Upon completion of construction, the Site shall (a) comply in all respects with the Site Planning Criteria and all applicable federal, state and local laws, rules and regulations, and (b) be safe and suitable for the ongoing use and operation of the Equipment during the Term.

5.5.          HOSPITAL shall use its best efforts to satisfy its obligations under this Section 5 in a timely manner. HOSPITAL shall keep ASHS informed on a regular basis of its progress in the design of the Site, the preparation of plans and specifications, the construction and improvement of the Site, and the satisfaction of its other obligations under this Section 5. In all events, HOSPITAL shall complete all construction and improvement of the Site required for the installation, positioning and testing of the Equipment on or prior to the date (the “Completion Date”) that is fourteen (14) months following the date of shipment by the Manufacturer of the first unit of the same type and model of equipment as the Equipment. If the Site is not complete by the Completion Date plus a sixty (60) day grace period (other than by reasons of force majeure as provided in Section 22 below) (the “late completion date”), HOSPITAL shall reimburse ASHS for its out-of-pocket financing costs incurred with respect the Equipment at the Bank of America prime interest rate (which rate is sometimes referred to by the Bank as its “reference rate”) plus 2% based upon ASHS’s cost of the Equipment for the period between the late completion date and the date that the Site is completed to the extent necessary to allow for the installation, positioning and testing of the Equipment. In no event shall HOSPITAL be liable to reimburse ASHS, for any delays in FDA approval of the Equipment, delays in delivery or installation of the Equipment by the Manufacturer, or other delays, provided that none of such delays are caused by HOSPITAL. Notwithstanding anything to the contrary set forth in this Agreement, in no event shall ASHS be responsible or liable to HOSPITAL or any third party for any delays in FDA approval of the Equipment, delays in delivery or installation of the Equipment by the Manufacturer, or other delays not caused by ASHS.

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. SECTIONS 200.80(b)(4) AND 240.24b-2. [*****] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

5.6.          During the Term, HOSPITAL, at its cost and expense, shall maintain the Site in a good working order, condition and repair, reasonable wear and tear excepted.

5.7.          Neither the review and approval of Site plans, specifications and/or positioning plans by ASHS and/or Manufacturer, nor the construction of any other Site preparation, shall relieve HOSPITAL for liability for damages to the Equipment caused by the failure to comply with applicable federal, state or local laws or regulations, including building codes, or those portions of the Site Planning Criteria relating to the load bearing capacity of the floor of the treatment room and to radiation protection, and no contributory negligence shall be asserted by HOSPITAL with respect to ASHS.

6.          Marketing Support. ASHS, in coordination with HOSPITAL, shall provide marketing support for the service to be provided by HOSPITAL using the Equipment. Not less than ninety (90) days prior to the First Procedure Date and the commencement of each succeeding twelve (12) month period during the Term, ASHS and HOSPITAL shall develop a mutually agreed upon marketing budget and plan (“Plan”) for the clinical service to be supported by the Equipment for the succeeding twelve (12) month period of the Term. Once approved, the Plan shall be implemented by HOSPITAL in accordance with its terms. All advertisements, brochures and other marketing materials pertaining to the Plan shall be subject to review and written approval by HOSPITAL and ASHS prior to their use. HOSPITAL and ASHS shall discuss the Plan on a regular basis not less than once per quarter. HOSPITAL’s and any HOSPITAL subsidiary’s or related corporation’s name, trademarks, service marks, or other identifying names, marks, images, or designations shall be and remain the sole and exclusive property of HOSPITAL. As funds are expended by HOSPITAL in accordance with the Plan, HOSPITAL shall submit invoices (together with documentary evidence supporting the invoices) for its expenditures and, promptly following the receipt of such invoices, ASHS shall reimburse HOSPITAL for [*****] of approved expenditures. ASHS’s reimbursement to HOSPITAL shall not exceed an average of [*****] annually for the term of the Agreement. It is acknowledged by the parties that such expenses to be reimbursed by ASHS as provided in this Section 6 have been included in ASHS’s calculation of HOSPITAL’s Lease Payments so as to allow ASHS to recover such ASHS reimbursed expenses during the Term of this Agreement; provided that, without limiting or otherwise affecting HOSPITAL’s obligation to pay the Lease Payments as set forth herein, in no event shall ASHS have any recourse against HOSPITAL to recover any marketing expense reimbursement paid by ASHS to HOSPITAL pursuant to this Section 6.

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. SECTIONS 200.80(b)(4) AND 240.24b-2. [*****] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

7.          Per Procedure Payments. The parties have negotiated this Agreement at arm’s length based upon reasonable, jointly derived, assumptions regarding the capacity for clinical services available from the Equipment, HOSPITAL’s capabilities in providing high quality radiation oncology services and market dynamics, ASHS’s risk in providing the Equipment, and the provision to ASHS of a reasonable rate of return on its investment in support of the Equipment. Based thereon, the Parties believe that the “Lease Payments” as defined in Subsection 7.1 below represent fair market value for the Equipment and support payments to be made by ASHS to HOSPITAL. HOSPITAL undertakes no obligation to perform any particular number of Procedures on the Equipment and the use of the Equipment for the performance of Procedures is wholly based on the independent judgment of physicians who order such Procedures to meet the medical needs of their patients.

7.1.          In consideration of and as compensation to ASHS for (i) the lease of the Equipment to HOSPITAL pursuant to this Agreement; (ii) the marketing support provided pursuant to Section 6 above; and (iii) the reimbursement of a portion of the costs pertaining to the technical and support personnel related to operation of the Equipment and the third party billing services pursuant to Section 14 below, HOSPITAL shall, on a monthly basis, pay the Lease Payment to ASHS for each “Procedure” that is performed on any and all patients at HOSPITAL, on an inpatient or outpatient basis, irrespective of whether the Procedure is performed by HOSPITAL, its representatives or affiliates, or any other person or entity. As used herein the payments shall be calculated as follows:

For Month 1 through Month 12 following the First Procedure Date:

(Technical Component Collections multiplied by [*****]) less ([*****] of HOSPITAL’s marketing support costs not to exceed [*****] annually as set forth in Section 6) less (Technical Component Collections multiplied by [*****] multiplied by [*****] for billing services as set forth in Section 14)

For Month 13 through Month 84 following the First Procedure Date:

(Technical Component Collections multiplied by [*****]) less ([*****] of HOSPITAL’s marketing support costs not to exceed [*****] annually as set forth in Section 6) less (Technical Component Collections multiplied by [*****] multiplied by [*****] for billing services as set forth in Section 14) less ([*****] or HOSPITAL’s actual direct costs, whichever is lower, as set forth in Section 14)

For Month 85 following the First Procedure Date and thereafter:

(Technical Component Collections multiplied by [*****]) less ([*****] of HOSPITAL’s marketing support costs not to exceed [*****] annually as set forth in Section 6) less (Technical Component Collections multiplied by [*****] multiplied by [*****] for billing services as set forth in Section 14)

(a)          The “Lease Payment” during any month shall be equal to [*****] of the “Technical Component Collections” relating to each Procedure during such month.

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. SECTIONS 200.80(b)(4) AND 240.24b-2. [*****] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

(b)          “Procedure” shall mean each individual treatment session (fraction), whether performed on an inpatient or outpatient basis, during which a patient receives proton treatment, image-guidance associated with delivery of proton beam in room, including, without limitation, proton treatment planning and delivery, using any of the Equipment and/or any other equipment or devices that are used in lieu of, or as an alternative to, any of the Equipment; provided that the use of any photon-emitting linear accelerator shall not be deemed to be in lieu of or as an alternative to the Equipment, and any procedures performed using such photon-emitting linear accelerators shall not be deemed to be a Procedure for which a Lease Payment is payable hereunder.

(c)          “Technical Component Collections” means any and all amounts, including, without limitation, all copayments and deductibles, actually collected by HOSPITAL, its representatives and/or affiliates during each month from any and all payor sources, including, without limitation, patients, insurance companies, state or federal government programs or any other third party payors, as reimbursement for the technical component of all services pertaining to each Procedure, which collected amounts shall be adjusted for any refunds, payor offsets, and external collection fees actually paid by HOSPITAL (to the extent such fees are not already included in the third party billing services reimbursed by ASHS pursuant to Section 14 below); provided that no adjustments shall be made to the Technical Component Collections for any refunds and/or payor offsets if appealed in accordance with the terms of its payor agreements and applicable Federal and State laws and regulations, until such appeal has been finally adjudicated. HOSPITAL will endeavor to have claims submitted within thirty (30) days of discharge, provided that substantially all claims will be submitted within ninety (90) days of discharge. It is understood that HOSPITAL may write off certain accounts in compliance with HOSPITAL’s collection protocols where such accounts have been taken through such protocols and where it would no longer be cost effective to track and account for any minor recoveries on such written off accounts. For all contracting, pricing, and collection activities relating to HOSPITAL’s performance hereunder, HOSPITAL agrees to use practices consistent with practices utilized by HOSPITAL for other services provided at HOSPITAL. For inpatients requiring treatment, the percentage of Procedure charges to total inpatient charges resulting from that inpatient stay for the patient shall be applied to all collections for that inpatient stay and will apply to this definition of Technical Component Collections.  For non-Medicare outpatients if there is a payor defined fee schedule for Procedure charges, Technical Component Collections under that fee schedule shall define payments.  In the absence of a payor defined contracted fee schedule for Procedure charges, for non-Medicare outpatients requiring treatment, the percentage of Procedure charges to total outpatient charges for that claim for the patient shall be applied to all patient collections for such claim and will apply to this definition for Technical Component Collections.

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. SECTIONS 200.80(b)(4) AND 240.24b-2. [*****] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

7.2.          If no Technical Component Collections are received during any month, then, no Lease Payment shall be owed by HOSPITAL to ASHS for that month. During the Term of this Agreement, HOSPITAL shall, by the twenty-fifth (25th) day of each month, remit ASHS’s aggregate Lease Payment for the immediately preceding month, and, for a period of eighteen (18) months following the termination or expiration of this Agreement (the “Collections Run-Out Period”), HOSPITAL shall, by the twenty-fifth (25th) day of each such month, continue to remit ASHS’s aggregate Lease Payment pertaining to Technical Component Collections received during the Collections Run-Out Period for Procedures performed during the Term of this Agreement for which Lease Payments to ASHS had not previously been made. Notwithstanding the foregoing, the Collections Run-Out Period shall be extended with respect to any and all claims that are then being appealed or pursued through HOSPITAL’s collections protocols until such time as such claims have been finally adjudicated, collected or written off, as applicable. All or any portion of a Lease Payment which is not paid in full within forty-five (45) days after its due date shall bear interest at the rate of one and one-half percent (1.50%) per month (or the maximum monthly interest rate permitted to be charged by law between an unrelated, commercial borrower and lender, if less) until the unpaid Lease Payment, together with all accrued interest thereon, is paid in full. If ASHS shall at any time accept a Lease Payment from HOSPITAL after it shall become due, such acceptance shall not constitute or be construed as a waiver of any or all of ASHS’s rights under this Agreement, including the rights of ASHS set forth in Section 19 hereof.

7.3.          On a weekly basis during the term of this Agreement, HOSPITAL shall inform ASHS in writing as to the number of Procedures performed during the immediately preceding week. Within thirty (30) days after the close of each month, HOSPITAL shall provide ASHS with a written report indicating the Technical Component Collections for that month and the status of billings and collections for each Procedure performed during that month, including, without limitation, the amount of the claim submitted and the amount received for each such Procedure. HOSPITAL and ASHS will jointly work on a mutually acceptable format for such reports. Upon request by ASHS, HOSPITAL shall furnish to ASHS information regarding reimbursement rates from any or all payor sources for Procedures. If such reimbursement rates should change at any time or from time to time after the date hereof, in each instance, HOSPITAL shall provide written notice thereof to ASHS within five (5) days of HOSPITAL receiving notice thereof.

7.4.          Within ten (10) days after HOSPITAL’s receipt of written request by ASHS, ASHS shall have the right to audit HOSPITAL’s books and records to verify the number of Procedures and technical component revenues that have been performed and revenue received by HOSPITAL or its agents, representatives or affiliates, utilizing the Equipment and any other equipment or devices, and HOSPITAL shall provide ASHS (or cause ASHS to be provided) with access to such books and records; provided that any patient names or identifiers shall not be disclosed.

7.5.          The provisions of this Section 7 shall survive the termination or expiration of this Agreement.

8.	Use of the Equipment.

8.1.          The Equipment shall be used by HOSPITAL only at the Site and shall not be removed therefrom except by mutual written agreement of the parties. HOSPITAL shall use the Equipment only in the regular and ordinary course of HOSPITAL’s business operations and only within the capacity of the Equipment as determined by manufacturer’s specifications. HOSPITAL shall not use nor permit the Equipment to be used in any manner nor for any purpose which, in the opinion of Manufacturer or ASHS, the Equipment is not designed or reasonably suitable. HOSPITAL may use the Equipment for medical research purposes provided that such uses shall not unreasonably interfere with the use of the Equipment for patient care purposes.

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. SECTIONS 200.80(b)(4) AND 240.24b-2. [*****] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

8.2.          This is an agreement of lease only. Nothing herein shall be construed as conveying to HOSPITAL any right, title or interest in or to the Equipment, except for the express leasehold interest granted to HOSPITAL for the Term. All Equipment shall remain personal property (even though said Equipment may hereafter become attached or affixed to real property) and the title thereto shall at all times remain exclusively in ASHS.

8.3.          During the Term, upon the request of ASHS, HOSPITAL shall promptly affix to the Equipment in a prominent place, or as otherwise directed by ASHS, labels, plates, insignia, lettering or other markings supplied by ASHS indicating ASHS’s ownership of the Equipment, and shall keep the same affixed for the entire Term. HOSPITAL hereby authorizes ASHS to cause this Lease or any statement or other instrument showing the interest of ASHS in the Equipment to be filed or recorded, or refiled or re-recorded, with all governmental agencies considered appropriate by ASHS, at HOSPITAL’s cost and expense. HOSPITAL also shall promptly execute and deliver, or cause to be executed and delivered, to ASHS any statement or instrument requested by ASHS for the purpose of evidencing ASHS’s interest in the Equipment, including financing statements and waivers with respect to rights in the Equipment from any owners or mortgagees of any real estate where the Equipment may be located. All placements and content of labels, insignia, plates, lettering, and markings on the Equipment or located in HOSPITAL’s premises shall be subject to the approval of HOSPITAL, which approval shall not be unreasonably withheld or delayed.

8.4.          At HOSPITAL’s cost and expense, HOSPITAL shall (a) protect and defend ASHS’s ownership of and title to the Equipment from and against all persons claiming against or through HOSPITAL, (b) at all times keep the Equipment free from any and all liens, encumbrances, attachments, levies, executions, burdens, charges or legal processes imposed against HOSPITAL, (c) give ASHS immediate written notice of any matter described in clause (b), and (d) in the manner described in Section 21 below indemnify ASHS harmless from and against any loss, cost or expense (including reasonable attorneys’ fees) with respect to any of the foregoing.

9.          Additional Covenants of HOSPITAL. In addition to the other covenants of HOSPITAL contained in this Agreement, HOSPITAL shall, at its cost and expense:

9.1.          Provide properly trained professional, technical and support personnel and supplies required for the proper performance of procedures utilizing the Equipment. In this regard, HOSPITAL shall use its best efforts to maintain on staff a sufficient number of trained teams to operate the Equipment to meet the operating schedule set forth below, comprised of, but not limited to, radiation oncologists, radiation therapists, medical physicists and registered nurses. The Equipment shall be available for use by all credentialed radiation oncologists under contract with M.D. Anderson Cancer Center Orlando to provide radiation oncology services at HOSPITAL facilities. The Equipment shall be available for treatment twelve (12) hours per day or more at least five (5) days per week (excluding holidays), if necessary, to handle patient loads without a patient backlog in excess of one week.

9.2.          Direct, supervise and administer the diagnosis, treatment and care of all patients who receive procedures.

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. SECTIONS 200.80(b)(4) AND 240.24b-2. [*****] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

9.3.          Provide reasonable and customary marketing materials (i.e. brochures, announcements, etc.) together with administrative and physician support (e.g., seminars for physicians by radiation oncologists, etc.) for the service to be operated by the HOSPITAL.

9.4.          Keep and maintain the Equipment and the Site fully protected, secure and free from unauthorized access or use by any person.

9.5.          Operate, directly or through a subsidiary or affiliated corporation, a full range of radiation therapy services on the campus where the Site is located.

10.         Additional Covenants of ASHS. In addition to the other covenants of ASHS contained in this Agreement, ASHS, at its cost and expense, shall:

10.1.          Use its best efforts to require the Manufacturer to meet its contractual obligations to ASHS and HOSPITAL upon delivery of the Equipment and put the Equipment, as soon as reasonably possible, into good, safe and serviceable condition and fit for its intended use in accordance with the manufacturer’s specifications, guidelines and field modification instructions.

10.2.          Cause HOSPITAL to enjoy the use of the Equipment, free of the rights of any other persons except for those rights reserved by ASHS or granted to the Manufacturer pursuant to this Agreement, the Equipment purchase agreement and/or any service agreement pertaining to the Equipment. HOSPITAL shall have the right to review and comment on (but not approve) such service agreement. HOSPITAL may communicate with the Manufacturer and receive an accurate and complete statement of the promises and warranties in such purchase agreement, including any disclaimers and limitations of them or of remedies, but HOSPITAL have no approval rights regarding the same. ASHS shall enter into a service agreement with the Manufacturer no later than November 30, 2006 with respect to the foregoing, and to the provisions of Section 11.1 below otherwise this Agreement shall be void and of no further force or effect, and neither party shall have any further obligations hereunder:

a)	A warranty that the Equipment will achieve 90% uptime.

b)            An agreement that trained Manufacturer personnel will be available for maintenance and repair of the Equipment from 8:00 a.m. to 5:00 p.m., Eastern Time, Monday through Friday, excluding holidays, during the warranty period.

c)            Thirty (30) minute telephone response time by Manufacturer personnel during the warranty period.

d)            Both parties acknowledge that the Manufacturer’s warranty obligations are not expected to include an obligation for, or impose liability upon, Manufacturer to reimburse either ASHS or HOSPITAL for any lost revenues or profits, consequential or punitive damages associated with Equipment down time.

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. SECTIONS 200.80(b)(4) AND 240.24b-2. [*****] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

11.	Maintenance of Equipment; Damage or Destruction of Equipment.

11.1.          During the Term and except as otherwise provided in this Agreement, ASHS at its cost and expense, shall (a) maintain the Equipment in good operating condition and repair, reasonable wear and tear excepted, and (b) maintain in full force and effect a Service Agreement with the Manufacturer and any other service or other agreements required to fulfill ASHS’s obligation to repair and maintain the Equipment under this Section 11. HOSPITAL shall promptly notify ASHS in the event of any damage or destruction to the Equipment or of any required maintenance or repairs to the Equipment, regardless of whether such repairs or maintenance are covered or not covered by the Service Agreement. ASHS shall pursue all remedies available to it under the Service Agreement and under any warranties made by the Manufacturer with respect to the Equipment so that the Equipment will be free from defects in design, materials and workmanship and will conform to Manufacturer’s technical specifications concerning the Equipment. HOSPITAL shall have the right to review (but not approve) the Service Agreement and warranties referenced in this Section 11.1.

11.2.          ASHS and Manufacturer shall have the right to access the Equipment for the purpose of inspection and the performance of repairs at all reasonable times, upon reasonable advance notice and with a minimum of interference or disruptions to HOSPITAL’s regular business operations.

11.3.          In the event the Equipment is damaged as a result of the misuse, improper use, or other intentional and wrongful or negligent acts or omissions of HOSPITAL’s officers, employees, agents, contractors and physicians, to the extent such damage is not covered by the Service Agreement or any warranties or insurance, ASHS may service or repair the Equipment as needed and the cost thereof shall be paid by HOSPITAL to ASHS immediately upon written request together with interest thereon at the rate of one and one-half percent (1.50%) per month (or the maximum monthly interest rate permitted to be charged by law between an unrelated, commercial borrower and lender, if less). Any work so performed by ASHS shall not deprive ASHS of any of its rights, remedies or actions against HOSPITAL for such damages.

11.4.          If the Equipment is rendered unusable as a result of any physical damage to or destruction of the Equipment, HOSPITAL shall give ASHS written notice thereof. ASHS shall determine, within thirty (30) days after it is given written notice of such damage or destruction, whether the Equipment can be repaired. In the event ASHS determines that the Equipment cannot be repaired (a) subject to Section 11.3 above, ASHS at its cost and expense, shall replace the Equipment as soon as reasonably possible taking into account the availability of replacement equipment from Manufacturer, Manufacturer’s other then existing orders for equipment, and the then existing limitations on manufacturing capabilities, and (b) this Agreement shall continue in full force and effect as though such damage or destruction had not occurred. In the event ASHS determines that the Equipment can be repaired, ASHS shall cause the Equipment to be repaired as soon as reasonably possible thereafter. HOSPITAL shall fully cooperate with ASHS to effect the replacement of the Equipment or the repair of the Equipment (including, without limitation, providing full access to the Site) following the damage or destruction thereof.

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. SECTIONS 200.80(b)(4) AND 240.24b-2. [*****] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

12.	Alterations and Upgrades to Equipment.

12.1.          HOSPITAL shall not make any modifications, alterations or additions to the Equipment (other than normal operating accessories or controls) without the prior written consent of ASHS. HOSPITAL shall not, and shall not permit any person other than representatives of Manufacturer or any other person authorized by ASHS and reasonably approved by HOSPITAL to, effect any inspection, adjustment, preventative or remedial maintenance, or repair to the Equipment without the prior written consent of ASHS. All modifications, alterations, additions, accessories or operating controls incorporated in or affixed to the Equipment (herein collectively called “additions” and included in the definition of “Equipment”) shall become the property of the ASHS upon termination of this Agreement. The approvals required by ASHS as set forth above shall not be unreasonably withheld or delayed so long as none of the actions contemplated by HOSPITAL will or might, in ASHS’s sole judgment, invalidate or terminate any warranty or service agreement with Manufacturer or other interested third party.

12.2.          The necessity and financial responsibility for modifications, additions or upgrades to the Equipment shall be mutually agreed upon by ASHS and HOSPITAL.

13.         Financing of Equipment by ASHS. ASHS, in its sole discretion, may finance the Equipment. Financing may be in the form of an installment loan, a capitalized lease or other commercially available debt or financing instrument. If ASHS finances the Equipment through an installment loan, ASHS shall be required to provide the Equipment as collateral for the loan. Notwithstanding the foregoing, any collateral interest created by ASHS in favor of any third party shall be subject to all rights of HOSPITAL created herein to possess and use the Equipment on the terms set forth in this Agreement. If ASHS finances the Equipment through a capitalized lease, title shall vest with the lessor until such time as ASHS exercises its buy-out option under the lease, if any. If required by the lender, lessor or other financing entity (the “Lender”), ASHS may assign its interest under this Agreement as security for the financing. HOSPITAL’s interest under this Agreement shall be subject to the interests of the Lender, provided that HOSPITAL shall have the right to possess and use the Equipment as set forth herein so long as HOSPITAL is not in default hereunder as defined in Section 19 below.

14.         Equipment Operational Costs. Except as otherwise expressly provided in this Agreement, HOSPITAL shall be responsible and liable for all costs and expenses incurred, directly or indirectly, in connection with the operation and use of the Equipment during the Term, including, without limitation, the costs and expenses required to provide trained physicians, professionals, and technical and support personnel, supplies and other items required to properly operate the Equipment and perform procedures. From the thirteenth (13th) month through the eighty-fourth (84th) month after the First Procedure Date, and so long as an Event of Default with respect to HOSPITAL has not occurred and is then continuing, ASHS agrees to reimburse HOSPITAL for its direct costs incurred (excluding HOSPITAL’s indirect costs and administrative overhead) for HOSPITAL’s technical and support personnel related to the operation of the Equipment, which reimbursement shall be in an amount not to exceed the lower of (a) [*****] per month, or (b) HOSPITAL’s [*****]. Additionally, ASHS agrees to reimburse HOSPITAL for its third party billing services in the amount of [*****] of the Lease Payment paid to ASHS. It is agreed that the aggregate amount reimbursable by ASHS pursuant to this Section may be deducted from the applicable monthly Lease Payment then payable to ASHS in the manner set forth in Section 7.1 above. It is acknowledged by the parties that such expenses to be reimbursed by ASHS as provided in this Section 14 have been included in ASHS’s calculation of HOSPITAL’s Lease Payments so as to allow ASHS to recover such ASHS reimbursed expenses during the Term of this Agreement; provided that, without limiting or otherwise affecting HOSPITAL’s obligation to pay the Lease Payments as set forth herein, in no event shall ASHS have any recourse against HOSPITAL to recover any such expense reimbursement paid by ASHS to HOSPITAL pursuant to this Section 14. Between HOSPITAL and ASHS, HOSPITAL shall be fully liable for, and in the manner described in Section 21 below shall indemnify and hold ASHS harmless from and against, all negligent, intentional or wrongful acts or omissions of such physicians, professional, technical and support personnel.

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. SECTIONS 200.80(b)(4) AND 240.24b-2. [*****] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

15.         Taxes. ASHS shall pay all sales or use taxes imposed or assessed in connection with the purchase of the Equipment and all personal property taxes imposed, levied or assessed on the ownership and possession of the Equipment during the Term. All other taxes, assessments, licenses or other charges imposed, levied or assessed on the Equipment during the Term shall be paid by HOSPITAL before the same shall become delinquent, whether such taxes are assessed or would ordinarily be assessed against ASHS or HOSPITAL; provided, however, HOSPITAL shall not be required to pay any federal, state or local income, franchise, corporation or excise taxes imposed upon ASHS’s net income realized from the lease of the Equipment. In case of a failure by HOSPITAL to pay any taxes, assessments, licenses or other charges when and as required under this Section, ASHS may pay all or any part of such taxes, in which event the amount paid by ASHS shall be immediately payable by HOSPITAL to ASHS upon written request together with interest thereon at the rate of one and one-half percent (1.50%) per month (or the maximum monthly interest rate permitted to be charged by law between an unrelated, commercial borrower and lender, if less) from the date that ASHS paid taxes that were previously unpaid by HOSPITAL.

16.         No Warranties by ASHS. HOSPITAL warrants that as of the First Procedure Date, it shall have (a) thoroughly inspected the Equipment, (b) determined that the Equipment is consistent with the size, design, capacity and manufacture selected by it, and (c) satisfied itself that to the best of its knowledge the Equipment is suitable for HOSPITAL’s intended purposes and is in good working order, condition and repair. ASHS SUPPLIES THE EQUIPMENT UNDER THIS AGREEMENT IN ITS “AS IS” CONDITION. ASHS NOT BEING THE MANUFACTURER OF THE EQUIPMENT OR THE MANUFACTURER’S AGENT, MAKES NO WARRANTY OR REPRESENTATION, EITHER EXPRESSED OR IMPLIED, AS TO THE EQUIPMENT’S MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR USE, DESIGN, CONDITION, DURABILITY, CAPACITY, MATERIAL OR WORKMANSHIP OR AS TO PATENT INFRINGEMENT OR THE LIKE. As between ASHS and HOSPITAL, HOSPITAL shall bear all risks with respect to the foregoing. ASHS shall not be liable for any direct, indirect and consequential losses or damages suffered by HOSPITAL or by any other person, and HOSPITAL expressly waives any right to hold ASHS liable hereunder for, any claims, demands and liabilities arising out of or in connection with the design, manufacture, possession or operation of the Equipment, including injury to persons or property resulting from the failure of, defective or faulty design, operation, condition, suitability or use of the Equipment. All warranty or other similar claims with respect to the Equipment shall be made by HOSPITAL solely and exclusively against any Manufacturers, suppliers or other third parties, but shall in no event be asserted against ASHS. In this regard, HOSPITAL shall have the non-exclusive right, at HOSPITAL’s sole cost and expense, to enforce all warranties, agreements or representations, if any, which may have been made by Manufacturer, suppliers or other third parties regarding the Equipment to ASHS or HOSPITAL. ASHS shall not be responsible for the delivery, installation or operation of the Equipment or for any delay or inadequacy of any or all of the foregoing.

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. SECTIONS 200.80(b)(4) AND 240.24b-2. [*****] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

17.	Termination.

17.1.          Termination by ASHS for Economic Justification. If, following the initial eighteen (18) months after the First Procedure Date and following each subsequent twelve (12) month period thereafter during the Term, based upon the utilization of the Equipment and other factors considered relevant by ASHS in the exercise of its discretion, within a reasonable period of time after ASHS‘s written request not to exceed sixty (60) days following such written request, HOSPITAL does not provide ASHS with a reasonable economic justification to continue this Agreement, then and in that event, ASHS shall have the option to terminate this Agreement by giving a written notice thereof to HOSPITAL not less than ninety (90) days prior to the effective date of the termination designated in ASHS’s written notice. For purposes of this Section, “reasonable economic justification to continue this Agreement” shall not be deemed to exist if, during any six (6) month period, the “Net Cash Flow” is negative. As used herein, “Net Cash Flow” shall mean, for the applicable six (6) month period, (a) the aggregate Lease Payments during such period, minus (b) the sum of (i) the debt service on the Equipment, (ii) maintenance expenses, (iii) marketing support, (iv) personnel and billing service reimbursement, and (v) Equipment related personal property taxes and insurance. For purposes of the calculation of Net Cash Flow under this Section 17.1, ASHS will not exceed the following parameters: (1) finance the Equipment based on an amortization period of not less than seven (7) years and an interest rate no higher than the then-current Seven Year U.S. Treasury Notes plus 400 basis points, and (2) obtain a service agreement with the Manufacturer pursuant to which the covered maintenance expenses thereunder shall not exceed One Million Five Hundred Thousand Dollars ($1,500,000.00) per annum.

17.2.	Termination by HOSPITAL.

17.2.1.          If, at any time prior to the commencement of construction of the Site pursuant to Section 5 above, HOSPITAL’s Board of Directors determines that HOSPITAL’s financial position has materially and adversely changed from the date of execution of this Agreement such that HOSPITAL would incur financial hardship in performing its obligations under this Agreement, then, HOSPITAL shall have the option to terminate this Agreement by giving written notice thereof to ASHS, which notice shall be accompanied by (a) a true and correct copy of the HOSPITAL Board’s resolution and minutes, duly certified by the HOSPITAL’s chief executive officer, stating that HOSPITAL’s financial position has materially and adversely changed from the date of execution of this Agreement such that HOSPITAL would incur financial hardship in performing its obligations under this Agreement; and (b) a certified bank check in the amount of [*****] in lawful money of the United States of America and in immediately available funds (the “Termination Fee”) which Termination Fee shall be deemed to be liquidated damages for the loss of the bargain represented by this Agreement and not as a penalty, which liquidated damages HOSPITAL acknowledges is a reasonable method to calculate ASHS’s damages resulting from such termination under the circumstances existing as of the date of this Agreement. It is understood and agreed that, notwithstanding anything to the contrary contained in this Agreement, in no event shall ASHS have any obligation or liability to refund, reimburse, credit, offset or return to HOSPITAL or its successors or assigns all or any portion of the Termination Fee, even if, without limiting the generality of the foregoing, (i) the Equipment is subsequently sold or re-leased at any time (which ASHS shall have no obligation to do), or (ii) a Revivor Event occurs and this Agreement is reinstated pursuant to Section 17.2.2 below.

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. SECTIONS 200.80(b)(4) AND 240.24b-2. [*****] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

17.2.2.          Notwithstanding any prior termination of this Agreement in accordance with the provisions of Section 17.2.1 above, immediately upon the occurrence of a “Revivor Event,” this Agreement (and all of the parties’ respective rights and obligations hereunder) shall automatically be deemed to be revived, reinstated and in full force and effect without further action or execution by any of the parties as if this Agreement had not been terminated pursuant to Section 17.2.1 above (with the exception of Section 17.2 which shall be deemed deleted upon such revival and reinstatement), and the parties shall thereupon agree upon a new Expected Delivery Date. As used herein, a “Revivor Event” shall be deemed to occur (a) if, at any time during the period that is five (5) years after the Expected Delivery Date, HOSPITAL and/or any of its agents, affiliates or representatives enters into negotiations, discussions, an agreement and/or commitment to purchase, lease or otherwise acquire, either alone or jointly with others, any proton equipment or device that is the same or similar to the Equipment or that may be used in lieu of, or as an alternative to, the Equipment; provided that photon-emitting linear accelerators shall not be deemed to be the same or similar to the Equipment or that may be used in lieu of or as an alternative to the Equipment; and/or (b) if, at any time following the termination of this Agreement pursuant to Section 17.2.1 above, HOSPITAL and/or any of its agents, affiliates, representatives, successors or assigns initiates or participates in, directly or indirectly, any legal action, proceeding or arbitration, at law or in equity, seeking to recover, offset, obtain reimbursement or invalidate all or any portion of the Termination Fee. HOSPITAL shall notify ASHS in writing within ten (10) days following the occurrence of a Revivor Event.

17.2.3           The provisions of this Section 17.2 shall survive the termination or expiration of this Agreement.

18.	Options to Extend Agreement. As of the end of the Term, HOSPITAL shall have the option either to:

18.1.	Extend the Term of this Agreement for five (5) years.

18.2.	Terminate this Agreement as of the expiration of the Term.

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. SECTIONS 200.80(b)(4) AND 240.24b-2. [*****] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

HOSPITAL shall exercise one (1) of the two (2) options referred to above by giving an irrevocable written notice thereof to ASHS at least twelve (12) months prior to the expiration of the initial Term. Any such notice shall be sufficient if it states in substance that HOSPITAL elects to exercise its option and states which of the two (2) options referred to above HOSPITAL is exercising. If HOSPITAL fails to exercise the option granted herein at least twelve (12) months prior to the expiration of the initial Term, the option shall lapse and this Agreement shall expire as of the end of the initial Term.

19.	Events of Default by HOSPITAL and Remedies.

19.1.       The occurrence of any one of the following shall constitute an event of default under this Agreement (an “Event of Default”):

19.1.1           HOSPITAL fails to pay any Lease Payment when due pursuant to Paragraph 7 above and such failure continues for a period of fifteen (15) days after written notice thereof is given by ASHS or its assignee to HOSPITAL; however, if HOSPITAL cures the Lease Payment default within the applicable fifteen (15) day period, such default shall not constitute an Event of Default.

19.1.2           HOSPITAL attempts to remove, sell, transfer, encumber, assign, sublet or part with possession of the Equipment or any items thereof.

19.1.3           HOSPITAL fails to observe or perform any of its material covenants, duties or obligations arising under this Agreement and such failure continues for a period of thirty (30) days after written notice thereof by ASHS to HOSPITAL; however, if HOSPITAL cures the default within the applicable thirty (30) day period or if the default reasonably requires more than thirty (30) days to cure, HOSPITAL commences to cure the default during the initial thirty (30) day period and HOSPITAL diligently completes the cure as soon as reasonably possible following the end of the thirty (30) day period, such default shall not constitute an Event of Default.

19.1.4            HOSPITAL ceases doing business as a going concern, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts as they become due, files a voluntary petition in bankruptcy, is adjudicated a bankrupt or an insolvent, files a petition seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar arrangement under any present or future statute, law or regulation or files an answer admitting the material allegations of a petition filed against it in any such proceeding, consents to or acquiesces in the appointment of a trustee, receiver, or liquidator of it or of all or any substantial part of its assets or properties, or it or its shareholders shall take any action looking to its dissolution or liquidation.

19.1.5           Within sixty (60) days after the commencement of any proceedings against HOSPITAL seeking reorganization, arrangement, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceedings shall not have been dismissed, or if within thirty (30) days after the appointment without HOSPITAL consent or acquiescence of any trustee, receiver or liquidator of it or of all or any substantial part of its assets and properties, such appointment shall not be vacated.

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. SECTIONS 200.80(b)(4) AND 240.24b-2. [*****] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

19.1.6           HOSPITAL is suspended or terminated from participation in the Medicare program.

19.2.          Upon the occurrence of an Event of Default with respect to HOSPITAL, ASHS may at its option do any or all of the following:

19.2.1           By written notice to HOSPITAL, immediately terminate this Agreement as to the Equipment, wherever situated. As a result of the termination, ASHS may enter upon the Site and remove the Equipment without liability to HOSPITAL of any kind or nature for so doing or ASHS may demand that HOSPITAL remove and return the Equipment to ASHS, all at HOSPITAL sole cost and expense.

19.2.2           In the event of Default as defined under Section 19.1.1 and 19.1.2, recover from HOSPITAL as liquidated damages for the loss of the bargain represented by this Agreement and not as a penalty an amount equal to the sum of the Lease Payments past due with interest as specified, plus the present value of the unpaid estimated future Lease Payments to be made by HOSPITAL to ASHS through the end of the Term discounted at the rate of nine percent (9%), which liquidated damages shall become immediately due and payable. The unpaid estimated future Lease Payments shall be based on the prior twelve (12) months Lease Payments made by HOSPITAL to ASHS hereunder with an annual three (3%) percent increase thereof through the end of the Term. HOSPITAL and ASHS acknowledge that the liquidated damages formula set forth in this Section 19.2.2 constitutes a reasonable method to calculate ASHS’s damages resulting from an Event of Default under the circumstances existing as of the date of this Agreement.

19.2.3           Sell, dispose of, hold, use or lease the Equipment, as ASHS in its sole and absolute discretion may determine (and ASHS shall not be obligated to give preference to the sale, lease or other disposition of the Equipment over the sale, lease or other disposition of similar Equipment owned or leased by ASHS).

19.2.4           Exercise any other right or remedy which may be available to ASHS under the Uniform Commercial Code or any other applicable law or proceed by appropriate court action, without affecting ASHS’s title or right to possession of the Equipment, to enforce the terms hereof or to recover damages for the breach hereof or to cancel this Agreement as to the Equipment.

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. SECTIONS 200.80(b)(4) AND 240.24b-2. [*****] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

19.3.          Upon termination of this Agreement or the exercise of any other rights or remedies under this Agreement or available under applicable law following an Event of Default, HOSPITAL shall, without further request or demand, pay to ASHS all Lease Payments and other sums owing under this Agreement. In the event that HOSPITAL shall pay the liquidated damages referred to in Section 19.2.2 above to ASHS, ASHS shall pay to HOSPITAL promptly after receipt thereof all rentals or proceeds received from the reletting or sale of the Equipment during the balance of the initial Term (after deduction of all costs and expenses, including reasonable attorneys fees and costs, incurred by ASHS as a result of the Event of Default), said amount never to exceed the amount of the liquidated damages paid by HOSPITAL. ASHS will use its commercially reasonable efforts to re-lease or sell the Equipment in a manner that maximizes the financial return from the Equipment under the circumstances then existing, but ASHS makes no representation or warranty that such re-leasing or sale can be effectuated. However, HOSPITAL acknowledges that ASHS shall have no obligation to sell the Equipment. HOSPITAL shall in any event remain fully liable for all damages as may be provided by law and for all costs and expenses incurred by ASHS on account of such default, including but not limited to, all court costs and reasonable attorneys’ fees. The rights and remedies afforded ASHS under this Agreement shall be deemed cumulative and not exclusive, and shall be in addition to any other rights or remedies to ASHS provided by law or in equity.

20.	Insurance.

20.1.          During the Term, ASHS shall, at its cost and expense, purchase and maintain in effect an all risk property and casualty insurance policy covering the Equipment. The insurance carrier selected by ASHS shall have an “A” rating by Best. The all risk property and casualty insurance policy shall be for an amount not less than the replacement cost of the Equipment. HOSPITAL shall be named as an additional insured party on the all risk property and casualty insurance policy to the extent of its interest in the Equipment arising under this Agreement. The all risk property and casualty insurance policy maintained by ASHS shall be evidenced by a certificate of insurance or other reasonable documentation which shall be delivered by ASHS to HOSPITAL upon request following the commencement of this Agreement and as of each annual renewal of such policy during the Term.

20.2.          During the Term, HOSPITAL shall, at its cost and expense, purchase and maintain in effect general liability and professional liability insurance policies covering the Site (together with all premises where the Site is located) and the use or operation of the Equipment by HOSPITAL or its officers, directors, agents, employees, contractors or physicians. The general liability and professional liability insurance policies shall provide coverage in amounts not less than One Million Dollars ($1,000,000.00) per occurrence and Five Million Dollars ($5,000,000.00) annual aggregate. ASHS shall be named as additional insured party on the general liability and professional liability insurance policies to be maintained hereunder by HOSPITAL. The policies to be maintained by HOSPITAL hereunder shall be evidenced by a certificate of insurance or other reasonable documentation which shall be delivered by HOSPITAL to ASHS no later than the First Procedure Date and as of each annual renewal of such policies during the Term. Notwithstanding the foregoing, HOSPITAL may elect to self-insure for all risks provided for in this Section 20.2 and Section 20.3 below through an appropriate program of self-insurance.

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. SECTIONS 200.80(b)(4) AND 240.24b-2. [*****] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

20.3.          During the construction of the Site and prior to the First Procedure Date, HOSPITAL, at its cost and expense, shall purchase and maintain a general liability insurance policy which conforms with the coverage amounts and other requirements described in Section 20.2 above and which names ASHS as an additional insured party. The policy to be maintained by HOSPITAL hereunder shall be evidenced by a certificate of insurance or other reasonable documentation which shall be delivered by HOSPITAL to ASHS prior to the commencement of any construction at the Site.

20.4.          During the Term, HOSPITAL shall purchase and maintain all workers compensation insurance to the extent required by applicable law.

21.	Indemnification.

21.1.          HOSPITAL’s Indemnification. HOSPITAL shall indemnify, defend, protect and hold ASHS and its members, managers, officers, employees, agents and contractors (collectively “ASHS Indemnified Parties”) harmless from and against all losses, claims, damages, liabilities, assessments, deficiencies, actions, proceedings, orders, judgments, liens, costs and other expenses (including reasonable attorney’s fees) of any nature or kind whatsoever asserted against or incurred by any or all of the ASHS Indemnified Parties (collectively “Damages”) which in any manner arise out of or relate to (a) the failure by HOSPITAL to fully perform, observe or satisfy its covenants, duties or obligations contained in this Agreement; (b) the use and operation of the Equipment during the Term; (c) the design, construction and preparation of the Site by HOSPITAL or any of its officers, directors, agents, contractors (or their subcontractors), or employees, or the maintenance of the Site during the Term by HOSPITAL or any of its officers, directors, agents, contractors (or their subcontractors), or employees, including, without limitation, defects arising out of materials or parts provided, modified or designed by or on behalf of HOSPITAL for or with respect to the Site; (d) Damages to the Equipment from the defective, faulty or improper design, construction or preparation of the Site or the installation and positioning of the Equipment; (e) Damages to the Equipment (including any Damages arising out of or related to violations by HOSPITAL, its agents, officers, physicians, employees or contractors of the Service Agreement) caused by the negligent or wrongful acts or omissions of HOSPITAL, its agents, officers, physicians, employees or contractors (in the event the Equipment is destroyed or rendered unusable, subject to Section 21.7 below, this indemnity shall extend up to (but not exceed) the full replacement value of the Equipment at the time of its destruction less salvage value, if any); and (f) any other matters for which HOSPITAL has specifically agreed to indemnify any of the ASHS Indemnified Parties pursuant to this Agreement.

21.2.          ASHS’s Indemnification. ASHS shall indemnify, defend, protect and hold HOSPITAL and its members, managers, officers, employees, agents and contractors (collectively “HOSPITAL Indemnified Parties”) harmless from and against all Damages of any nature or kind whatsoever asserted against or incurred by any or all of the HOSPITAL Indemnified Parties which in any manner arise out of or relate to the failure by ASHS to maintain the Equipment as provided in this Agreement.

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. SECTIONS 200.80(b)(4) AND 240.24b-2. [*****] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

21.3.          Upon the occurrence of an event for which any of the ASHS Indemnified Parties or the HOSPITAL Indemnified Parties is entitled to indemnification under this Agreement (an “Indemnified Party”), the Indemnified Party shall give written notice thereof to the indemnifying party setting forth the type and amount of Damages. If the indemnity relates to a Third Party Claim (as defined in Section 21.4 below), the matter shall be subject to Section 21.4 below. If the indemnity relates to any Damages other than a Third Party Claim, not more than thirty (30) days after the Indemnified Party’s written notice is given, the indemnifying party either shall acknowledge in writing to the Indemnified Party the indemnifying party’s obligation to indemnify hereunder and pay the Damages in full to the Indemnified Party or dispute its obligation to indemnify in a written notice delivered to the Indemnified Party. If the indemnifying party disputes the obligation to indemnify, the parties shall meet and negotiate in good faith to mutually resolve the disagreement regarding indemnification.

21.4.          The Indemnified Party shall give written notice to the indemnifying party as soon as reasonably possible after it has knowledge of any third party claim or legal proceedings (“Third Party Claim”) for which the Indemnified Party is entitled to indemnification under this Section 21. The indemnifying party shall (a) immediately assume, at its sole cost and expense, the defense of the Third Party Claim with legal counsel approved by the Indemnified Party (which approval will not be unreasonably withheld, delayed or conditioned), and (b) as soon as reasonably possible after the Indemnified Party’s written notice is given to the indemnifying party, acknowledge in writing to the Indemnified Party the indemnifying party’s obligation to indemnify the Indemnified Party in accordance with the terms of this Agreement. If the indemnifying party fails to assume the defense of a Third Party Claim or fails to timely acknowledge in writing its obligation to indemnify the Indemnified Party, the Indemnified Party may assume the defense of the Third Party Claim in the manner described in Section 21.5 below. The Indemnified Party shall cooperate with the indemnifying party in the defense of any Third Party Claim. Any settlement or compromise of a Third Party Claim to which the Indemnified Party is a party shall be subject to the express written approval of the Indemnified Party, which approval shall not be unreasonably withheld, delayed or conditioned as long as an unconditional term of the settlement or compromise is the full and absolute release of the Indemnified Party from all Damages arising out of the Third Party Claim. The Indemnified Party, at its own cost and expense, may participate on its own behalf with legal counsel of its own selection in the defense of any Third Party Claim which may have a material impact on the Indemnified Party.

21.5.          If the indemnifying party fails to promptly assume the defense of any Third Party Claim, the Indemnified Party may assume the defense of the Third Party Claim with legal counsel selected by the Indemnified Party, all at the indemnifying party’s cost and expense. The defense of an action by the Indemnified Party under this Section 21.5 shall not impair, limit or otherwise restrict the indemnifying party’s indemnification obligations arising under this Section 21 or the Indemnified Party’s right to enforce such obligations.

21.6.          The indemnity obligations under this Section 21 shall survive the termination of this Lease with respect to events occurring during or relating to the Term.

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. SECTIONS 200.80(b)(4) AND 240.24b-2. [*****] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

21.7.          The indemnification obligations set forth in this Agreement are intended to supplement, and not supersede, supplant or replace, any coverage for Damages which may be available under any insurance policies that may be maintained by the Indemnified Party or the indemnifying party. In the event any Damages may be covered by insurance policies, the parties shall exercise good faith and use their best efforts to obtain the benefits of and apply the available insurance coverage to the Damages subject to indemnification under this Agreement. In the event that an insurer provides coverage under an insurance policy on the basis of a “reservation of rights”, the indemnification obligations under this Agreement shall apply to all Damages which are finally determined as not being covered under the insurance policy.

22.	Miscellaneous.

22.1.          Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. HOSPITAL shall not assign this Agreement or any of its rights hereunder or sublease the Equipment without the prior written consent of ASHS, which consent shall not be unreasonably withheld, and subject further to the consent of any Lender that holds legal title or a security interest in the Equipment. ASHS shall not assign this Agreement or any of its rights hereunder without the prior written consent of HOSPITAL, which consent shall not be unreasonably withheld. An assignment or sublease shall not relieve HOSPITAL of any liability for performance of this Agreement during the remainder of the Term. Any purported assignment or sublease made without ASHS’s prior written consent shall be null, void and of no force or effect. Notwithstanding the foregoing, either party shall have the right to assign this Agreement and any of its rights hereunder without the prior consent of the other party where all or substantially all of the assets, capital stock and/or ownership of the assigning party are being sold or transferred to a third party and where such third party is of equal or greater financial strength as the assigning party; provided that the assigning party shall provide the other party with not less than sixty (60) days prior written notice of such assignment, accompanied with financial statements and other documentation evidencing such third party’s financial strength.

22.2.          Agreement to Perform Necessary Acts. Each party agrees to perform any further acts and execute and deliver any further documents which may be reasonably necessary or otherwise reasonably required to carry out the provisions of this Agreement.

22.3.          Validity. If for any reason any clause or provision of this Agreement, or the application of any such clause or provision in a particular context or to a particular situation, circumstance or person, should be held unenforceable, invalid or in violation of law by any court or other tribunal of competent jurisdiction, then the application of such clause or provision in contexts or to situations, circumstances or persons other than that in or to which it is held unenforceable, invalid or in violation of law shall not be affected thereby, and the remaining clauses and provisions hereof shall nevertheless remain in full force and effect.

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. SECTIONS 200.80(b)(4) AND 240.24b-2. [*****] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

22.4.          Attorney’s Fees and Costs. In the event of any action, arbitration or other proceedings between or among the parties hereto with respect to this Agreement, the non-prevailing party or parties to such action, arbitration or proceedings shall pay to the prevailing party or parties all costs and expenses, including reasonable attorneys’ fees, incurred in the defense or prosecution thereof by the prevailing party or parties. The party which is a “prevailing party” shall be determined by the arbitrator(s) or judge(s) hearing the matter and shall be the party who is entitled to recover his, her or its costs of suit, whether or not the matter proceeds to a final judgment, decree or determination. A party not entitled to recover his, her or its costs of suit shall not recover attorneys’ fees. If a prevailing party or parties shall recover a decision, decree or judgment in any action, arbitration or proceeding, the costs and expenses awarded to such party may be included in and as part of such decision, decree or judgment.

22.5.          Entire Agreement; Amendment. This Agreement together with the Exhibits attached hereto constitutes the full and complete agreement and understanding between the parties hereto concerning the subject matter hereof and shall supersede any and all prior written and oral agreements with regard to such subject matter. This Agreement may be modified or amended only by a written instrument executed by all of the parties hereto.

22.6.          Number and Gender. Words in the singular shall include the plural, and words in a particular gender shall include either or both additional genders, when the context in which such words are used indicates that such is the intent.

22.7.          Effect of Headings. The titles or headings of the various paragraphs hereof are intended solely for convenience or reference and are not intended and shall not be deemed to modify, explain or place any construction upon any of the provisions of this Agreement.

22.8.          Counterparts. This Agreement may be executed in one or more counterparts by the parties hereto. All counterparts shall be construed together and shall constitute one agreement.

22.9.          Governing Law. This Agreement shall be interpreted and enforced in accordance with the internal laws, and not the law of conflicts, of the State of Florida applicable to agreements made and to be performed in that State. This section, however, shall not be determinative for purposes of selecting venue for any action.

22.10.         Exhibits. All exhibits attached hereto and referred to in this Agreement are hereby incorporated by reference herein as though fully set forth at length.

22.11.         Ambiguities. The general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement. In the event that any provision of this Agreement is found to be ambiguous, each party shall have an opportunity to present evidence as to the actual intent of the parties with respect to such ambiguous provision.

22.12.         Representations. Each of the parties hereto represents (a) that no representation or promise not expressly contained in this Agreement has been made by any other party hereto or by any of its agents, employees, representatives or attorneys; (b) that this Agreement is not being entered into on the basis of, or in reliance on, any promise or representation, expressed or implied, other than such as are set forth expressly in this Agreement; (c) that it has been represented by counsel of its own choice in this matter or has affirmatively elected not to be represented by counsel; (d) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (e) it has full power and authority to execute, deliver and perform this Agreement, and (f) the execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate or other similar action.

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. SECTIONS 200.80(b)(4) AND 240.24b-2. [*****] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

22.13.         Non-Waiver. No failure or delay by a party to insist upon the strict performance of any term, condition, covenant or agreement of this Agreement, or to exercise any right, power or remedy hereunder or under law or consequent upon a breach hereof or thereof shall constitute a waiver of any such term, condition, covenant, agreement, right, power or remedy or of any such breach or preclude such party from exercising any such right, power or remedy at any later time or times.

22.14.         Notices. All notices, requests, demands or other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered to the party to whom notice is to be given either (a) by personal delivery (in which case such notice shall be deemed to have been duly given on the date of delivery), (b) by next business day air courier service (e.g., Federal Express or other similar service) (in which case such notice shall be deemed given on the business day following deposit with the air courier service), or (c) by United States mail, first class, postage prepaid, registered or certified, return receipt requested (in which case such notice shall be deemed given on the third (3rd) day following the date of mailing), and properly addressed as follows:

To ASHS:	Craig K. Tagawa
Chief Operating Officer
American Shared Hospital Services
Four Embarcadero Center, Suite 3700
San Francisco, CA 94111

With a copy to:	Tin Kin Lee, Esq.
Tin Kin Lee Law Offices
55 S. Lake Avenue, Suite 705
Pasadena, CA 91101

To HOSPITAL:	Sherrie Sitarik
Executive Vice-President
Orlando Regional Healthcare System, Inc.
1414 Kuhl Avenue
Orlando, FL 32806

With a copy to:	David L. Evans, Esq.
Mateer Harbert
Suite 600, Two Landmark Center
225 E. Robinson Street
Orlando, FL 32801

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. SECTIONS 200.80(b)(4) AND 240.24b-2. [*****] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

A party to this Agreement may change his, her or its address for purposes of this Section by giving written notice to the other parties in the manner specified herein.

22.15.	Special Provisions Respecting Medicare and Medicaid Patients

22.15.1         HOSPITAL and ASHS shall generate such records and make such disclosures as may be required, from time to time, by the Medicare, Medicaid and other third party payment programs with respect to this Agreement in order to meet all requirements for participation and payment associated with such programs, including but not limited to the matters covered by Section 1861(v)(1)(I) of the Social Security Act.

22.15.2         For the purpose of compliance with Section 1861(v)(1)(I) of the Social Security Act, as amended, and any regulations promulgated pursuant thereto, both parties agree to comply with the following statutory requirements (a) Until the expiration of four (4) years after the termination of this Agreement, both parties shall make available, upon written request to the Secretary of Health and Human Services or, upon request, to the Comptroller General of the United States, or any of their duly authorized representatives, the contract, and books, documents and records of such party that are necessary to certify the nature and extent of such costs, and (b) if either party carries out any of the duties of the contract through a subcontract with a value or cost of $10,000 or more over a twelve month period, with a related organization, such subcontract shall contain a clause to the effect that until the expiration of four (4) years after the furnishing of such services pursuant to such subcontract, the related organization shall make available, upon written request to the Secretary, or upon request to the Comptroller General, or any of their duly authorized representatives the subcontract, and books, documents and records of such organization that are necessary to verify the nature and extent of such costs.

22.16.         Force Majeure. Failure to perform by either party will be excused in the event of any delay or inability to perform its duties under this Agreement directly or indirectly caused by conditions beyond its reasonable control, including, without limitation, fires, floods, hurricanes, earthquakes, snow, ice, disasters, acts of God, accidents, riots, wars, operation of law, strikes, governmental action or regulations, shortages of labor, fuel, power, materials, manufacturer delays or transportation problems. Notwithstanding the foregoing, all parties shall make good faith efforts to perform under this Agreement in the event of any such circumstance. Further, once such an event is resolved, the parties shall again perform their respective obligations under this Agreement. For the avoidance of doubt, no reductions or other changes to reimbursement amounts and/or payment methodology(ies) pertaining to any third party payors or governmental programs, including, without limitation, Medicare, Medicaid, any other federal or state programs, and/or any commercial payors, shall be deemed to constitute a force majeure event under this Section, and shall not excuse or delay a party’s performance under this Agreement.

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. SECTIONS 200.80(b)(4) AND 240.24b-2. [*****] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

22.17.         Relationship of the Parties. This Agreement is intended to create an operating lease for the Equipment between the parties as independent contractors. This Agreement shall not be deemed to create an employment, joint venture, partnership, principal/agent, or any relationship between the parties other than an independent contractor relationship.

22.18.         Article 2A Notice. ASHS and HOSPITAL agree that this Agreement is a Finance Lease as that term is defined in Article 2A of the Uniform Commercial Code. HOSPITAL acknowledges that ASHS has apprised HOSPITAL in writing of the identity of the Manufacturer. ASHS hereby notifies HOSPITAL that HOSPITAL (a) is entitled under Article 2A of the Uniform Commercial Code to the promises and warranties, including those of any third party, provided to ASHS by the Manufacturer, and (b) may communicate with the Manufacturer and receive an accurate and complete statement of those promises and warranties, including any disclaimers and limitations of them or of remedies.

22.19.         Confidentiality. Both parties acknowledge that in the course of their dealings, each party may acquire information about the other, its business activities and operations, its technical information and trade secrets, and confidential patient information, which are highly confidential and proprietary to each party (the “Confidential Information”). Confidential Information shall not include (i) information generally available to or known by the public, (ii) information independently developed outside the scope of this Agreement without reference to that made available under this Agreement, or) verifiable information which was known to the recipient prior to receipt from the other party. Each party shall hold all such Confidential Information in strict confidence and shall not reveal the same except pursuant to a court order or upon request of the other party. The Confidential Information shall be safeguarded with a reasonable degree of care. Each party shall immediately return to the other party all Confidential Information upon written request by the other party. HOSPITAL shall use reasonable efforts to remove or de-identify any information or data to be reviewed or audited by ASHS; provided that, if protected health information will be disclosed to ASHS because it is impracticable for HOSPITAL to remove or de-identify such information given the volume of data to be reviewed or audited by ASHS, then, ASHS will execute HOSPITAL’s HIPAA Business Associate agreement in the form attached as Exhibit 3 to this Agreement.

22.20.         Board Approval. This Agreement shall be subject to the approval of the Board of Directors of ORHS at a meeting of the Board to be held no later than November 30, 2006, with the results of such Board decision to be promptly communicated to ASHS. In the event that the Board of Directors of ORHS should not approve this Agreement at such meeting and ORHS so notifies ASHS within five (5) business days after such meeting, this Agreement shall be void and of no further force or effect, and neither party shall have any further obligations hereunder.

[Signatures continued on next page]

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. SECTIONS 200.80(b)(4) AND 240.24b-2. [*****] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

“ASHS”		“HOSPITAL”

AMERICAN SHARED HOSPITAL SERVICES		ORLANDO REGIONAL HEALTHCARE SYSTEM, INC.

By:	/s/ Ernest A. Bates	By:	/s/ Sherrie Sitarik
	Ernest A. Bates, M.D.		Sherrie Sitarik
	Chief Executive Officer		Executive Vice-President

By:	/s/ Craig K. Tagawa	By:	/s/ Stephan J. Harr
	Craig K. Tagawa		Stephan J. Harr
	Chief Operating Officer		Senior Vice-President

(This Agreement shall not be binding on ORHS unless signed by both of the foregoing officers.)

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. SECTIONS 200.80(b)(4) AND 240.24b-2. [*****] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

Exhibit 1

EQUIPMENT

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. SECTIONS 200.80(b)(4) AND 240.24b-2. [*****] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

Exhibit 2

SITE PLANNING CRITERIA

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. SECTIONS 200.80(b)(4) AND 240.24b-2. [*****] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

Exhibit 3

HIPAA BUSINESS ASSOCIATE AGREEMENT